Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-82453 on Form S-3 and in Registration Statement No. 333-138703 on Form S-8 of our report dated March 22, 2005 (March 21, 2006 as to the effects of the discontinued operations described in Note 4) relating to the financial statements and financial statement schedule of Roberts Realty Investors, Inc. and its subsidiary for the year ended December 31, 2004 (before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 8 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of Roberts Realty Investors, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 26, 2007